Filed pursuant to Rule 433
Registration No. 333-216131
Issuer Free Writing Prospectus dated May 24, 2017
Relating to Preliminary Prospectus Supplement dated May 24, 2017

Xilinx, Inc.
Pricing Term Sheet
2.950% Senior Notes due 2024

Issuer:	Xilinx, Inc.
Title:	2.950% Senior Notes due 2024 (the “Notes”)
Size:	$750,000,000
Maturity:	June 1, 2024
Coupon:	2.950%
Price to Public:	99.887% of face amount
Yield to Maturity:	2.968%
Spread to Benchmark Treasury:	T+90 bps
Benchmark Treasury:	UST 2.000% due April 30, 2024
Benchmark Treasury Price and Yield:	99-18; 2.068%
Interest Payment Dates:	June 1 and December 1, commencing December 1, 2017
Optional Redemption:	Make-whole call at any time prior to April 1, 2024 at the greater of 100% of the principal amount or a discount rate of Treasury plus 15 basis points. Par call on or after April 1, 2024.
Change of Control Put:	101% of the principal amount plus accrued interest
Settlement:	T+3; May 30, 2017
Rating:*	Moody’s: A3 (Stable)
CUSIP/ISIN:	983919 AJ0 / US983919AJ06
Book-Running Managers:	J.P. Morgan Securities LLC U.S. Bancorp Investments, Inc. Barclays Capital Inc. SMBC Nikko Securities America, Inc.

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal by the assigning rating organization at any time. Each rating should be evaluated independently of any other rating.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus, the preliminary prospectus supplement and, when available, the final prospectus supplement if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533.